PIPELINE DATA INC.

2005 STOCK INCENTIVE PLAN

DEFINITIONS

Section 1.1      Affiliate. A “parent corporation,” as defined in Section 424(e) of the Code, or “subsidiary corporation,” as defined in Section 424(f) of the Code, of the Company.

Section 1.2      Agreement. A written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

Section 1.3      Award. A right that is granted under this Plan to a Participant by the Company, which may be in the form of Options or Restricted Stock.

Section 1.4	Board. The board of directors of the Company.

Section 1.5      Change of Control. The occurrence of one or more of the following events:

(a)       any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an individual who is a stockholder on the date of the adoption of this Plan by the Board, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50 percent of the total voting power represented by the Company’s then outstanding Voting Securities;

(b)       the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50 percent of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(c)       the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Section 1.6	Code. The Internal Revenue Code of 1986, as amended.

Section 1.7      Committee. A committee that is designated by the Board to serve as the administrator of this Plan. The Committee shall be composed of at least two individuals (or such number that satisfies Rule 16b-3 of the Exchange Act) who are members of the Board and are not employees of the Company or an Affiliate, and who are designated by the Board as the “compensation committee” or are otherwise designated to administer this Plan. In the absence of a designation of a Committee by the Board, the Board shall be the Committee.

Section 1.8	Company. Pipeline Data Inc. and its successors.

Section 1.9      Date of Exercise. The date that the Company accepts tender of the exercise price of an Option.

Section 1.10    Disability. The inability of a Participant to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of 12 months or more. A determination that a person is disabled shall be made by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

Section 1.11    Eligible Person. A director, officer, employee, consultant, advisor, agent, independent contractor or independent sales or service organization that provides services to the Company or an Affiliate.

Section 1.12	Exchange Act. The Securities Exchange Act of 1934, as amended.

Section 1.13    Fair Market Value. On any given date, the Fair Market Value of Stock shall be determined as follows:

(a)       If the Stock is traded on a trading exchange (e.g., the New York Stock Exchange) or is reported on the Nasdaq National Market System or another Nasdaq automated quotation system, Fair Market Value shall be the closing selling price of the Stock on such exchange or system with respect to the date for which Fair Market Value is being determined. If there is no closing selling price for the Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(b)       If the Stock is not traded on a recognized exchange or automated trading system, Fair Market Value shall be the value determined in good faith by the Committee or the Board.

Section 1.14    Incentive Option. An Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. An Incentive Option, or a portion thereof, shall not be invalid for failure to qualify under Section 422 of the Code, but shall be treated as a Nonqualified Option.

Section 1.15	Nonqualified Option. An Option that is not an Incentive Option.

Section 1.16    Option. A right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the price set forth in an Agreement. As used herein, an Option includes both Incentive Options and Nonqualified Options.

Section 1.17    Participant. A director, officer, employee, consultant, advisor, agent, independent contractor or independent sales or service organization that provides services to the Company or an Affiliate, satisfies the requirements of Article 5 and is selected by the Committee to receive an Award.

Section 1.18	Plan. This Pipeline Data Inc. 2005 Stock Incentive Plan.

Section 1.19    Restricted Stock. A grant of Stock that is subject to restrictions on transfer or a risk of forfeiture by and to the Participant, as described in Section 7.1. Restricted Stock awarded to a Participant shall cease to be Restricted Stock at the time that such restrictions and risks of forfeiture lapse in accordance with the terms of the Agreement or this Plan.

Section 1.20    Section 409A. Section 409A of the Code and related treasury regulations and pronouncements.

Section 1.21	Stock. The common stock, no par value, of the Company.

Section 1.22    Ten Percent Stockholder. An individual who owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate at the time such individual is granted an Incentive Option. For the purpose of determining if an individual is a Ten Percent Stockholder, the stock attribution rules of Section 1.424-1(d) of the treasury regulations shall apply.

Section 1.23    Voting Securities. Any securities of an entity that vote generally in the election of such entity’s directors.

PURPOSE

The purposes of this Plan are: (a) to encourage ownership of Stock by Eligible Persons; and (b) to motivate Eligible Persons to exert their best efforts on behalf of the Company and its Affiliates, which is expected to benefit the stockholders by associating the interests of Eligible Persons with those of the Company’s stockholders and by enabling the Company and its Affiliates to attract and retain personnel of the best available talent through the opportunity to share in the increased value of Stock. The benefits of this Plan are not a substitute for compensation otherwise payable to employees pursuant to the terms of their employment or service.

ADMINISTRATION

Section 3.1      Administration of Plan. This Plan shall be administered by the Committee. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. The Company shall bear all expenses of administration of this Plan. In addition to all other authority vested with the Committee under this Plan, the Committee shall have complete authority to:

(a)	designate Participants;

(b)       determine the type or types of Awards to be granted to each Participant under the Plan;

(c)       determine the number of shares of Stock to be covered by each Award;

(d)	determine the terms and conditions of any Award or Agreement;
(e)	interpret any and all provisions of this Plan;

(f)        prescribe the form of any Agreement and notice and manner for executing or giving the same;

(g)	adopt, amend and rescind rules for the administration of this Plan;

(h)       amend the terms of outstanding Awards or Agreements and to impose terms and conditions on the shares issued pursuant to such Awards, either at the time the Award is granted, or by subsequent action, to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales, including, but not limited to restrictions under an insider trading policy, restrictions designed to delay or to coordinate the timing and manner of sales by Participants, and restrictions as to the use of specific brokerage firm for any resales or transfers; provided, however, an amendment, restriction, condition or limitation that would have a material adverse effect on the rights of a Participant under an outstanding Award or Agreement is not valid with respect to such Award or Agreement without the Participant’s consent;

(i)        waive conditions to or accelerate the exercisability or vesting of an Award either automatically upon the occurrence of specified events or otherwise, in its discretion; and

(j)        make all determinations it deems advisable for the administration of this Plan.

Section 3.2      Authority to Grant Awards. The Committee shall have authority to grant Awards upon such terms the Committee deems appropriate and that are not inconsistent with the provisions of this Plan. Such terms may include conditions on the exercise of all or any part of an Option.

Section 3.3      Delegation. The Committee may delegate its powers and duties under this Plan to one or more of its directors (including a director who is also an officer of the Company) or a committee of directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under this Plan with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act. In addition, the Committee may authorize one or more officers of the Company to grant Options under this Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

STOCK SUBJECT TO PLAN

Section 4.1      Stock Subject to this Plan. The maximum aggregate number of shares of Stock that may be issued pursuant to this Plan is 10,000,000. For purposes of this Section 4.1, if an Award entitles the holder thereof to receive or purchase shares of Stock, the number of shares of Stock covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of shares of Stock available for granting Awards under the Plan. If any Option granted hereunder expires or terminates for any reason without having been exercised in full, or Restricted Stock is forfeited, the shares of Stock subject thereto shall again be available for issuance of an Award under this Plan. Stock to be issued under this Plan may be either authorized but unissued Stock, or Stock that has been reacquired by the Company and designated as treasury stock.

Section 4.2      Adjustments to Shares. The maximum number of shares of Stock with respect to which Awards hereunder may be granted, the maximum number of Option shares and shares of Restricted Stock that may be granted to an individual during any calendar year, the number of shares of Stock which are the subject of outstanding Awards, and the exercise or purchase price of outstanding Awards shall be adjusted as the Committee determines (in its sole discretion) to be appropriate, in the event that: (a) the Company effects one or more Stock dividends, Stock splits, reverse Stock splits, subdivisions, consolidations or other similar events; (b) the Company engages in a transaction to which Section 424 of the Code applies; or (c) there occurs any other event that in the judgment of the Committee necessitates such action; provided, however, that if an event described in this Section 4.2 occurs, the Committee shall make adjustments to the limits on Awards specified in Section 4.1, Section 5.3 and Section 5.4 that are proportionate to the modifications of the Stock that are on account of such corporate changes. Notwithstanding the foregoing, the Committee may not modify this Plan or the terms of any Awards then outstanding or to be granted hereunder to provide for the issuance under this Plan of a different class of stock or kind of securities.

AWARD ELIGIBILITY AND LIMITATIONS

Section 5.1      Participation. The Committee may from time to time designate the Eligible Persons to whom Awards are to be granted. Such designation shall specify the number of shares of Stock, if any, subject to each Award. All Awards granted under this Plan shall be evidenced by Agreements that shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with this Plan.

Section 5.2      Grant of Awards. An Award shall be deemed to be granted to a Participant at the time that the Committee designates in a writing that is adopted by the Committee as the grant of an Award, and that makes reference to the name of the Participant and the number of shares of Stock that are subject to the Award. Accordingly, an Award may be deemed to be granted prior to the approval of this Plan by the stockholders of the Company and prior to the time that an Agreement is executed by the Participant and the Company. Notwithstanding any language in an Agreement or other document to the contrary, if this Plan is not approved by the stockholders of the Company in a manner that satisfies Section 1.422-5 of the treasury regulations within 12 months of the adoption of this Plan by the Board, any Incentive Options granted hereunder shall be treated as Nonqualified Options.

Section 5.3      Limitations on Grants. No person may receive Options and shares of Restricted Stock for more than 2,000,000 shares of Stock in the aggregate (subject to adjustment pursuant to Section 4.2) during any calendar year.

Section 5.4      Limitations on Incentive Options. The maximum aggregate number of shares of Stock that may be issued under this Plan upon the exercise of Incentive Stock Options is 10,000,000, subject to adjustment pursuant to Section 4.2. Only an individual who is an employee of the Company or an Affiliate is eligible to receive an Incentive Option. To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year (under all stock incentive plans of the Company and its Affiliates) exceeds $100,000 (or the amount specified in Section 422 of the Code), determined as of the date an Incentive Option is granted, such Options shall be treated as Nonqualified Options. This provision shall be applied by taking Incentive Options into account in the order in which they were granted.

OPTIONS

Section 6.1      Exercise Price. The exercise price per share of an Option shall not be less than 100 percent of the Fair Market Value of a share of Stock on the date that the Option is granted. In the case of a Ten Percent Stockholder, however, the exercise price of an Incentive Option shall not be less than 110 percent of the Fair Market Value of a share of Stock on the date the Incentive Option is granted.

Section 6.2      Right to Exercise. An Option may be exercisable on the date of grant or on such other date(s) established by the Committee or provided for in an Agreement.

Section 6.3      Duration of Incentive Options. Incentive Option awards shall not be made with respect to the shares of Stock specified in Section 4.1 more than ten years after the earlier of the date that this Plan is adopted by the Board or the date that this Plan is approved by stockholders. If the number of shares specified in Section 4.1 is increased by an amendment to this Plan, Incentive Options may be awarded with respect to such increased shares for a period of ten years after the earlier of the date that the amendment to this Plan is adopted by the Board or the date that the amendment is approved by stockholders in a manner that satisfies Section 1.422-5 of the treasury regulations. Incentive Options granted before such dates shall remain valid in accordance with their terms.

Section 6.4      Maximum Exercise Period. The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Incentive Option shall be exercisable after the expiration of ten years, or after the expiration of five years in the case of Incentive Options granted to a Ten Percent Stockholder, from the date that the Incentive Option was granted. An Option shall terminate and cease to be outstanding upon the termination, for any reason, of the Participant’s services to the Company or its specified Affiliate as a director, officer, employee, consultant, advisor, agent, independent contractor or independent sales or service organization, except as follows:

(a)       where a Participant’s services to the Company or an Affiliate are terminated due to the death of a Participant, an Option may be exercised after a Participant’s death by a Participant’s designated beneficiary, a Participant’s heir, the legal representative of a Participant’s estate or by the legatee of a Participant under his last will for a period of 12 months from the date of a Participant’s death, but only to the extent that the Option is exercisable as of the date of the Participant’s death and has not otherwise expired or been terminated;

(b)       where a Participant’s services to the Company or an Affiliate are terminated due to a Disability of a Participant, an Option may be exercised after such termination of services for a period of 12 months from the date of such termination of services, but only to the extent that the Option is exercisable as of the date of such termination of services and has not otherwise expired or been terminated; and

(c)       where a Participant’s services to the Company or an Affiliate are terminated for any reason other than by reason of death, Disability or Misconduct, an Option may thereafter be exercised for a period of three months from the date of such termination of services, but only to the extent that the Option is exercisable as of the date of such termination of services and has not otherwise expired or been terminated.

Section 6.5      Transferability. Any Award granted under this Plan shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, Nonqualified Options and Restricted Stock may be transferable to the extent provided in an Agreement. No right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation or liability of such Participant.

Section 6.6      Exercise. An Option shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of Article 6 and Article 9, an Option may be exercised in whole or in part at such times and in compliance with such requirements as the Committee shall determine.

Section 6.7      Payment. Except as otherwise provided by the Agreement, payment of the Option price shall be made in cash (including an exercise involving the pledge of shares and a loan through a broker described in Securities and Exchange Commission Regulation T), actual or constructive delivery of Stock that was acquired at least six months prior to the exercise of the Option, other consideration acceptable to the Committee, or a combination thereof; provided, however, that a form of payment other than cash is only acceptable to the extent that the same is approved by the Committee. Payment of the exercise price must include payment of tax withholdings, as described in Section 9.2, in cash unless the Company consents to alternative arrangements for withholdings.

Section 6.8      Issuance and Delivery of Shares. Shares of Stock issued pursuant to the exercise of Options hereunder shall be delivered to Participants by the Company (or its transfer agent) as soon as administratively feasible after a Participant exercises an Option hereunder and executes any applicable stockholder agreement or other agreement that the Company requires at the time of exercise.

Section 6.9      Fractional Shares. Only whole shares of Stock may be acquired through the exercise of an Option. Any amounts tendered in the exercise of an Option remaining after the maximum number of whole shares have been purchased will be returned to the Participant.

Section 6.10    Company Redemption Right. Unless the applicable Agreement provides otherwise, every Option may be redeemed by the Company in connection with the merger, consolidation, separation (including a spin off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation of the Company. The redemption price for any Option redeemed by the Company shall be the Fair Market Value of the Stock underlying such Option, less the exercise price of such Option. The redemption price, less any amount of federal or state taxes attributable to the redemption that the Company deems it necessary or advisable to pay or withhold, shall be paid in cash. Notwithstanding the foregoing, if any Option constitutes “nonqualified deferred compensation” for purposes of Section 409A, and if the Company’s redemption right under this Section 6.10 would cause such Option to be subject to excise tax under Section 409A, then the Company’s redemption right under this Section 6.10 with respect to such Option shall be limited to those triggering events that constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A.

RESTRICTED STOCK

Section 7.1      Restricted Stock. An award of Restricted Stock to a Participant is a grant of Stock that is subject to forfeiture or restrictions on transfer that are identified in an Agreement. A Participant who receives Restricted Stock shall be treated as a stockholder of the Company for all purposes, except that the rights of the Participant may be limited under the terms of an Agreement. Unless otherwise specified in an Agreement, Participants shall be entitled to receive dividends on and exercise voting rights with respect to shares of Restricted Stock.

Section 7.2      Issuance and Delivery of Shares. Shares of Stock issued pursuant to the grant of Restricted Stock hereunder shall be delivered to a Participant by the Company (or its transfer agent) as soon as administratively feasible after the Participant is granted Restricted Stock, and executes any applicable stockholder agreement or other agreement that the Company requires at the time of grant.

ADJUSTMENT UPON CORPORATE CHANGES

Section 8.1      Substitution of Awards on Merger or Acquisition. The Committee may grant Awards in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which Section 424(a) of the Code applies. The terms of such substituted Options shall be determined by the Committee in its sole discretion, subject only to the limitations of Article 4.

Section 8.2      No Adjustment upon Certain Transactions. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

GENERAL PROVISIONS

Section 9.1      Interruption of Service. The Committee shall determine the extent to which a leave of absence for military or government service, illness, temporary disability, or other reasons shall be treated as a termination or interruption of employment or service for purposes of determining questions of forfeiture and exercise of an Award after termination. With respect to an Incentive Option, a period of unemployment that is longer than three months following termination may be treated as employment if consistent with Section 422 of the Code pursuant to a federal statute, treasury regulation, or a published ruling of the Internal Revenue Service that has general application.

Section 9.2      Withholding Tax Requirements. Upon the exercise of an Option or the lapse of restrictions on Restricted Stock (or, if a Participant files an election under Section 83(b) of the Code, upon the issuance of shares of Restricted Stock), a Participant shall, upon notification of the amount due, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for the payment of such withholding taxes.

Section 9.3      Stockholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option prior to the Date of Exercise of such Option. A Participant’s rights as a stockholder with respect to Restricted Stock shall be determined as provided in Section 7.1.

Section 9.4      Effect on Employment or Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any person any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any person at any time with or without assigning a reason therefore.

Section 9.5      Legal Compliance Conditions. No Award shall be exercisable, no Stock or Restricted Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal, state and local laws and regulations including, without limitation, withholding tax requirements, federal and state securities laws and regulations and the rules and regulations of any government or regulatory agency or body and in compliance with the rules of all securities exchanges or self-regulatory organizations on which the Company’s Stock may be listed, which the Committee shall, in its discretion, determine to be necessary or applicable, in all respects. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock issued pursuant to this Plan may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations. No Award shall be exercisable, no Stock or Restricted Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

MISCELLANEOUS

Section 10.1    Amendment. The Board may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Award is not valid with respect to such Award without the

Participant’s consent, except as necessary for Incentive Options to maintain qualification under the Code; and provided, further, that the stockholders of the Company must approve any amendment that:

(a)       increases the number of shares in the aggregate which may be issued pursuant to Awards granted under this Plan (other than increases provided by Section 4.2);

(b)	increases the annual limitation on Awards contained in Section 5.3;

(c)       increase the limit contained in Section 5.4 on the number of shares of Stock that may be issued under this Plan upon the exercise of Incentive Stock Options;

(d)       requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, a securities exchange or self-regulatory organization on which the Company’s Stock is listed or other applicable laws; or

(e)       permits the grant of an Option with an exercise price less than 100 percent of the Fair Market Value of a share of Stock on the date that the Option is granted (except as otherwise provided by Section 8.1).

Section 10.2    Unfunded Plan. This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

Section 10.3    No Guarantee of Tax Consequences. No person connected with this Plan in any capacity, including, but not limited to, the Company and its Affiliates and their directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, or that such tax treatment will apply to or be available to a Participant on account of participation in this Plan.

Section 10.4    No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under this Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

Section 10.5    Rules of Construction. Headings are given to the Articles and Sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

Section 10.6    Severability. If any provision of this Plan or any Award or Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Plan or any Award or Agreement under any law deemed applicable by the

Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan or the Award or Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan or any such Award or Agreement shall remain in full force and effect.

Section 10.7    Governing Law. The internal laws of the Commonwealth of Massachusetts (without regard to its choice of law provisions) shall apply to all matters arising under this Plan to the extent that federal law does not apply.

Section 10.8    Compliance with Section 16 of the Exchange Act. The transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

Section 10.9    Code Section 409A Compliance. The Company intends that any Awards under this Plan satisfy the requirements of Section 409A to avoid the imposition of excise taxes thereunder. If any provision of this Plan or an Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Plan or an Agreement.

Section 10.10  Effective Date & Term. The Plan shall be effective upon the date of the approval thereof by the Company’s stockholders. Unless terminated sooner by the Board as provided in Section 10.1, the Plan shall terminate on the day immediately preceding the ten-year anniversary of the effective date of the plan. Termination of the Plan shall not affect the rights of any Participant with respect to his or her outstanding Awards except to the extent specifically provided in an Agreement.